CPI AEROSTRUCTURES, INC.
91 Heartland Blvd.
Edgewood, New York 11717

March 5, 2014

Mr. Edward Fred

Re:  Separation Agreement

Dear Mr. Fred:

This Separation Agreement sets forth our mutual agreement and understanding with respect to the termination of your employment with CPI Aerostructures, Inc. (the “Company”) and any remaining obligations between you and the Company relating to your employment or the termination thereof.

1. Termination of Your Employment.  You are currently employed by the Company under the terms of an amended and restated employment agreement, dated December 16, 2009, as amended on November 4, 2011, February 3, 2012 and October 31, 2013 (your “Employment Agreement”).  You hereby resign as the Company’s President and Chief Executive Officer and terminate your employment by the Company in accordance with Section 4.6 of your Employment Agreement. The Company hereby waives notice under such section and accepts your resignation.  Your Employment Agreement is hereby terminated effective the date hereof, and you will no longer be entitled to any benefits thereunder.  You will remain employed by the Company as an advisor until May 16, 2014 (your “Separation Date").

1.1. From the date hereof until your Separation Date: (a) the Company will pay you a salary at the rate of $395,000 per annum in equal, periodic installments in accordance with the Company’s normal payroll procedures; (b) you will continue to receive the benefits provided for in Section 3.3 (Benefits) and, subject to the following sentence, Section 3.5 (Automobile) of your Employment Agreement; and (c) you will be bound by the provisions of Section 5 (Protection of Confidential Information; Non-Competition) of your Employment Agreement.  You agree to take all action and pay all expense necessary for you to transfer and assume the automobile lease for the automobile provided for your use by the Company, to take effect on or prior to your Separation Date.  If you fail to so transfer and assume the lease, any resulting cost or expense to the Company with respect to such lease, or the termination thereof, will be deducted from the payment provided for in Paragraph 2.1 below. You also agree that you will maintain in full force and effect and not reduce the coverage under the existing insurance on said automobile until after the lease is transferred and assumed by you.

1.2. From and after your Separation Date, you will have no further obligations to render services as an employee of the Company and, subject to the provisions of Paragraph 3 below and the Consulting Agreement (defined below), you will be free to accept employment with or otherwise render services for any other business entity.  In accordance with Section 4.8 of your Employment Agreement, at the Company’s request, you hereby resign as a director of the Company and the Company accepts your resignation.

1.3.  The Company will (a) pay you all earned and previously approved bonuses for fiscal year 2013 ($24,482.00), less all relevant taxes and withholdings and (b) reimburse you for all valid expenses incurred by you prior to your Separation Date, in each case, in accordance with the Company’s regular policies and procedures.  You acknowledge that you have used all paid-time-off/vacation days to which you are entitled through your Separation Date. You hereby waive payment of any pro-rated bonus which would have become payable to you for fiscal year 2014 as provided for in Section 4.7(a)(ii) of your Employment Agreement.

1.4. Except as provided for in this Separation Agreement, you will not be entitled to any future benefit, payment, bonus, allowance, severance or contingent compensation from the Company by virtue of your employment or the termination thereof and no further payment, benefit or services will be made or provided to you by the Company in consideration for your entering into this Separation Agreement or the General Release of All Claims described in Paragraph 4 below.

1.5. Concurrently with the execution of this Separation Agreement, the Company and you are executing an independent consulting agreement (the “Consulting Agreement”).

2. Separation Benefits. In consideration of the General Release of All Claims described in Paragraph 4 below, and in full payment, settlement and satisfaction of any and all obligations, liabilities and damages to which you may be entitled by reason of or resulting from your employment by the Company or the termination thereof, under your Employment Agreement or otherwise, and in addition to any amounts payable to you pursuant to Paragraphs 1.1 and 1.3 above, the Company agrees that, if you sign and return the Release of All Claims on or following your Separation Date (and provided that you do not subsequently revoke the General Release of All Claims), to provide the following additional separation benefits (“Separation Benefits”):

2.1. The Company will pay to you a lump sum of $100,000, less all relevant taxes and withholdings, within two business days following the expiration of the revocation period provided for in the General Release of All Claims.

2.2.  Provided that you have elected to continue your health insurance coverage under the Company’s group medical and dental insurance plans in accordance with your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay on your behalf the monthly premium cost of such continuation of your medical and dental insurance coverage under COBRA for 18 months following your Separation Date, or until such earlier date as you are eligible to obtain any group insurance coverage from other employment (whether or not you elect such coverage) or you are otherwise ineligible by law for such COBRA continuation coverage.

3. Continuing Obligations.  In consideration of this Separation Agreement, including the Separation Benefits described above, you acknowledge and agree that the provisions of Section 5 of your Employment Agreement are intended to and shall survive the termination of your employment, the execution of this Separation Agreement and the General Release of All Claims, and shall remain in effect in accordance with their terms.

4. Release.  In further consideration of Company’s undertakings and agreements hereunder, and specifically in consideration for the Company’s obligations with respect to the Separation Benefits provided for in Paragraph 2 above, on or within two business days following your Separation Date, you will deliver to the Company a signed copy of the attached General Release of All Claims in the form attached hereto as Exhibit A.  You understand that the Company will not be obligated to pay or provide the Separation Benefits unless you sign and return the General Release of All Claims to the Company as specified in the preceding sentence and you do not thereafter revoke the General Release of All Claims as permitted thereunder.

5. Return of Documents, Property etc.  You agree that on or before March 17, 2014, you will return to the Company all documents, software, files, equipment and other property and materials belonging to the Company, including, but not limited to, Company security card, credit cards, keys, computers, and the like, wherever such items may be located, together with all copies (in whatever form) of all materials relating to your employment or obtained and created in the course of your employment by the Company.  You will be provided access, during weekend hours mutually agreed to by you and the Company, to your current office for the purpose of retrieving personal items. At that time you will, with the assistance of Company personnel, be permitted to copy personal computer files including your Outlook contacts.

6.  Press Release, Notice of Departure. The Company and you have agreed to the dissemination of the press release attached as Exhibit B hereto, announcing your departure from the Company which shall be disseminated on March 6, 2014.  The Company and you will work together to compose a mutually acceptable e-mail farewell message to be sent to the Company’s personnel on such date.

7. Confidentiality.  You agree that unless and until publicly disclosed by the Company, you will keep the terms, amount, and fact of this Separation Agreement confidential, and you will not hereafter disclose any information concerning this Separation Agreement to any person, firm, corporation, governmental agency, or other entity, without the prior written consent of the Company; provided, however, that, where reasonably necessary, you may reveal the existence of this Separation Agreement, including the provisions of your Employment Agreement relating to confidentiality and restrictive covenants incorporated by reference herein, to any prospective employer.  The Company will also use its reasonable efforts, consistent with its dissemination of information to employees who have a need to know the same for business purposes, to maintain the confidentiality of the terms and provisions of this Separation Agreement.  The provisions of this Paragraph do not apply to public and other disclosures by either you or the Company required by law or regulation, any filing or communication with any federal, state, or local taxing or other governmental authority or communications with professional advisors or immediate family and nothing in this Paragraph shall be construed so as to prohibit either you or the Company from (i) responding to any legal process or (ii) testifying in any legal proceeding in a complete and truthful manner.

8. No Denigration.  You agree that you will not, at any time, make any statement, written or oral, that shall denigrate or seek to denigrate or disparage the Company, or any of its affiliates or their respective directors, officers or employees, or be intentionally detrimental to the reputation or stature of any such person.  The Company will not, through any official spokesperson or through its board members or senior executive officers acting on behalf of the Company, denigrate or disparage you or make any statement which is intended to be detrimental to your reputation or stature.

9. No Compulsion.  You acknowledge and agree that the Company has not compelled you to execute this Separation Agreement as a condition to the payment of any salary, wages, benefits or other compensation for the period ending on your Separation Date.  You acknowledge that you have freely and voluntarily entered into this Separation Agreement without compulsion and that you have read this Separation Agreement and fully understand and consent to all of its terms and conditions.

10. Section 409A. This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Separation Agreement, payments provided under this Separation Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Separation Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Separation Agreement shall be treated as a separate payment. Any payments to be made under this Separation Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Separation Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Company on account of non-compliance with Section 409A.

11. Attorneys' Fees. Should a party breach any of the terms of this Separation Agreement or the post-termination obligations provided for herein, to the extent authorized by New York law, the other party will be responsible for payment of all reasonable attorneys' fees and costs that the other party incurred in the course of enforcing the terms of the Separation Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

12. Invalid Provisions.  If any provision or portion of this Separation Agreement shall be held, for any reason, to be unenforceable or illegal, that provision or portion, to the extent that it is unenforceable or illegal, shall be severed from this Separation Agreement and the remainder shall be valid and enforceable between the parties just as if the provision or portion held to be illegal or unenforceable had never been included.  If any court determines that any provision of this Separation Agreement is unenforceable because of the duration and scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable.

13. Construction.  The language of this Separation Agreement is to be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

14. Binding Agreement.  This Separation Agreement and all of its terms shall be binding upon the parties, their heirs, spouses, estates, personal representatives, executors, successors and assigns (to the extent that any of the foregoing succeed to the interests of the parties hereunder).

15. Governing Law.  This Separation Agreement shall be governed and construed under the laws of the State of New York applicable to agreements to be performed entirely therein, without regard to any provision of the doctrine of conflict of laws.  Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of New York or in the United States District Courts located in New York County, New York, and each of the parties irrevocably consents to the jurisdiction of each such court in respect of any such action, suit or proceeding.  The parties hereby waive trial by jury in any action or proceeding arising hereunder.

16. Entire Agreement.  The foregoing, together with the General Release of All Claims to be delivered pursuant hereto and the provisions of your Employment Agreement which are incorporated herein by reference, constitute our entire agreement and supersedes any prior agreement or understanding with respect to your employment by the Company or the termination thereof. You acknowledge that the Company has not made, and in executing this Separation Agreement, you have not relied upon, any representations, promises or inducements, except to the extent that the same are expressly set forth in this Separation Agreement.

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If the foregoing is in accordance with your agreement and understanding, please sign below where indicated.

Very truly yours,

CPI AEROSTRUCTURES, INC.

By: /s/ Douglas McCrosson
Name: Douglas McCrosson
Title: Chief Operating Officer
ACCEPTED AND AGREED TO:

/s/ Edward Fred
EDWARD FRED

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

I, Edward Fred, do hereby agree as follows:

1. In consideration of the Separation Benefits to be made or provided by CPI Aerostructures, Inc. (the “Company”) to me as described in the Separation Agreement between me and the Company, dated March 5, 2014 (the “Separation Agreement”) to which a form of this General Release of All Claims (“General Release”) is annexed as Exhibit A, and for other good and valuable consideration, receipt of which I hereby acknowledge, I do hereby irrevocably, unconditionally and forever release and discharge the Company, and its present and former parents, subsidiaries, divisions, departments, affiliated entities, partners, joint venturers, predecessors, successors and assigns, and, with respect to matters relating to any aspect of my employment by the Company or the termination thereof, all of the Company’s present and former officers, directors, agents, attorneys, servants and employees (hereafter referred to separately and collectively as the “Company Releasees”), from any and all claims, demands, debts, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action and remedies of any nature whatsoever, known or unknown, arising from the beginning of time until the date of this General Release (hereinafter referred to collectively as “Claims”), including with specific emphasis, but without limitation, any and all claims, demands or causes of action arising out of my Employment Agreement (as defined in the Separation Agreement) and any other aspect of my employment with the Company or with the termination of such employment, and (1) any and all claims for employee benefits under the Employee Retirement Income Security Act of 1974, as amended, (2) any and all claims of employment discrimination on any basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Civil Rights Act of 1866, the Immigration Reform and Control Act of 1986, and (3) any and all claims under other federal, state, local or foreign labor laws, civil rights laws or human rights laws, whether based on contract, tort, or other legal or equitable theory of recovery, provided, however, this General Release shall not impair the right or ability of the undersigned to enforce the Company’s obligations as set forth in the Separation Agreement, the Consulting Agreement (as defined in the Separation Agreement) or in the Indemnification Agreement, dated as of August 20, 2013 between me and the Company (the “Indemnification Agreement”).  This General Release is given by me for me, and my agents, representatives, heirs, family, successors and assigns, and shall be binding on all of them.  The consideration referred to in the Separation Agreement represents good and valuable consideration which I am not already entitled to receive under any policy or arrangement of the Company.

2. I acknowledge that as of the date of this General Release there are no further payments or benefits promised or otherwise due in the future to me by or from the Company, except only any payments to be made under the Separation Agreement and payments or benefits that may become payable or due to me under the Consulting Agreement and the Indemnification Agreement.

3. I agree that I will not hereafter assert any Claims against the Company Releasees for any acts or omissions occurring from the beginning of time through the date of this General Release.  By entering into this General Release, I do not waive rights or claims that arise after the date this General Release is executed.

4. The release and discharge of the Company Releasees is hereunder KNOWINGLY and VOLUNTARILY made by me with the specific intention that, to the maximum extent allowed by law, all Claims against the Company Releasees of any nature whatsoever hereby shall be forever waived, released and discharged including without limitation (i) any Claims arising under the ADEA and all other federal and state laws concerning employment or any other type of employment discrimination, (ii) any Claims for bodily injury, emotional distress, humiliation or property damage, (iii) any Claims for breach of any written or oral contract, including without limitation, any employment contract, or company policy, whether expressed or implied, and (iv) any Claims, whether in contract or tort, for wrongful termination of employment or for bad faith by the Company Releasees.

5. This General Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA and other laws, and this General Release shall not be used to justify interfering with my protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC.  I knowingly and voluntarily waive all rights or claims (that arose prior to execution of this General Release) which I may have against the Company Releasees to receive any benefit or remedial relief (including, but not limited to reinstatement, back pay, front pay, damages, and attorney’s fees) as a consequence of any charge or claim filed with the EEOC or any other federal, state or local agency (in each case, a “Charge”), and of any litigation concerning any facts alleged in any Charge.  I have not filed any complaint, charge, claim or proceeding before any local, state or federal agency, court or other body relating to my employment by the Company or the termination thereof.

6. For a period of seven (7) days following the execution of this General Release, I have the right to revoke this General Release.  This General Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.  Any such revocation must be made in a signed letter executed by me and received by the Company at the following address no later than 5:00 p.m. on the seventh (7th) day after execution of this General Release: Vincent Palazzolo, CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717.

7. I acknowledge that I have been advised and urged by the Company in writing to consult with an attorney prior to executing this General Release.  I further represent and warrant that the Company has given me a period of at least twenty-one (21) days in which to consider this General Release before executing the same.

8. Acceptance by me of the monies or benefits paid or provided by the Company, as described in the Separation Agreement, at any time more than seven (7) days after the execution of this General Release shall constitute an admission by me that I did not revoke this General Release during the revocation period of seven (7) days; and shall further constitute an admission that this General Release has become effective and enforceable.

9. If I execute this General Release at any time prior to the end of the twenty-one (21) day period that the Company gave to me in which to consider this General Release, such early execution was a knowing and voluntary waiver of my right to consider this General Release for at least twenty-one (21) days, and was due to my belief that I had ample time in which to consider and understand this General Release and in which to review the same with an attorney.

10. I EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT I HAVE CAREFULLY READ THIS GENERAL RELEASE; THAT I FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS GENERAL RELEASE; THAT I HAVE HAD AMPLE TIME TO CONSIDER AND NEGOTIATE THIS GENERAL RELEASE; THAT THE COMPANY HAS ADVISED AND URGED ME TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE; THAT I HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS GENERAL RELEASE WITH AN ATTORNEY, AND HAVE DONE SO OR DECLINED TO DO SO; AND THAT I HAVE EXECUTED THIS GENERAL RELEASE VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM AN ATTORNEY AS I DEEMED APPROPRIATE.

I acknowledge and agree that the General Release provided in this General Release constitutes a “general release”, and extends to all claims, whether or not known to or suspected by me prior to the execution of this General Release.  I expressly, absolutely, and forever release and waive all of my rights under any federal or state statute limiting the scope of a general release.

In connection with such waiver and relinquishment, I acknowledge that I am aware that I may later discover facts in addition to or different from those which I currently know or believe to be true with respect to the subject matters of this agreement, but that it is my intention hereby fully, finally, and forever to settle and release these matters which now exist, may exist, or previously existed between me and the Company Releasees, whether known or unknown, suspected or unsuspected.  In furtherance of such intent, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts.

11. This General Release shall be governed by and construed under the laws of the State of New York applicable to contracts to be performed wholly within such state without regard to any provision of the doctrine of conflict of laws.  I declare that there are no other discussions, negotiations, commitments or understandings which are not set forth herein or in the Separation Agreement.

IN WITNESS WHEREOF, I have executed this General Release to have immediate effect from and after this 16th day of May, 2014.

____________________________________
EDWARD FRED

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CPI Aero News Release
March 6, 2014

Exhibit B
[Missing Graphic Reference]

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES NAMES DOUGLAS J. McCROSSON PRESIDENT AND CEO

Edgewood, NY – March 6, 2014 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced that long-time CPI Aero executive and Chief Operating Officer Douglas J. McCrosson has been named President and Chief Executive Officer effective today, March 6, 2014.  Mr. McCrosson has also been appointed to the Company’s board of directors.

Edward J. Fred has resigned as President and Chief Executive Officer and as a director of the Company.  Mr. Fred resigned for personal reasons.  Mr. Fred will remain with CPI Aero in an advisory capacity until May 16, 2014 and as a consultant to the Company until November 16, 2015.

Eric Rosenfeld, CPI Aero’s Chairman of the Board, commented, “We are grateful for Ed’s leadership over the past 11 years.  Under his guidance, CPI Aero has become a world-class aerospace manufacturer with an international reputation for quality and service, while retaining its entrepreneurial culture. Among Ed’s most important accomplishments was assembling a seasoned and impressive management team that includes Doug McCrosson. As a result, we are confident that this transition will be seamless.”

Mr. McCrosson, age 51, joined CPI Aero in 2003 as Director of Business Development.  During his tenure, he has held positions of increasing responsibility, including Vice President of Business Development and Senior Vice President of Operations, where he headed CPI Aero’s business development, engineering, procurement and manufacturing organizations. Mr. McCrosson has been the Company’s Chief Operating Officer since January 2010.  Mr. McCrosson earned a B.S. in Mechanical Engineering from SUNY Buffalo and an M.S. in Management from Polytechnic University.

Mr. Rosenfeld concluded, “Doug has distinguished himself as an effective leader focused on program execution and operational excellence.  He has been essential in defining and implementing our growth strategy and has been instrumental in building the credibility of the CPI Aero brand with customers and shareholders.  Doug is a leader of our Company and we are confident that we will continue to grow our business and expand our markets as he guides us to even greater success.”

Mr. McCrosson said, “It is a great honor to be named Chief Executive Officer.  I will continue to work with our senior management team, board members and the incredibly talented team of professionals at CPI Aero.  As both an engineer and executive, I have experienced first-hand CPI Aero’s commitment to continuous improvement, and product and service excellence. I am excited to address the opportunities that lie ahead and look forward to our future with confidence.”

Mr. Fred noted, “It has been a privilege to serve as Chief Executive Officer of CPI Aero, and I will continue to support the Company.  The foundation and culture we have created will allow Doug and the CPI Aero team to continue to grow and create long-term shareholder value.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets.  Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers.  CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force.  In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services.  Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK® helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell MicroCap Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012 and Forms 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo                                                                           Investor Relations Counsel:
Chief Financial Officer                                                                   The Equity Group Inc.
CPI Aero                                                                                          Lena Cati
(631) 586-5200                                                                                 (212) 836-9611
www.cpiaero.com                                                                          www.theequitygroup.com

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